EXHIBIT 10.3

FORM C/GENERAL DOCUMENT PART 2

THIS AGREEMENT made the 12TH day of August, 1998.

BETWEEN 514592 B.C. LTD. (Inc. No. 514592)

          hereinafter called "the Vendor" OF THE ONE PART

AND
          FOREST GLADE PROPERTIES INC., (Inc. #558539)
          C/O #370   444 Victoria Street,
          Prince George, B.C., V2L 2J7
          hereinafter called "the Purchaser" OF THE OTHER PART

WITNESSETH that the parties agree as follows:

1. The Vendor shall sell and the Purchaser shall buy ALL AND SINGULAR the certain parcel or tract of land an premises situate in the District of Sparwood in the Province of British Columbia and described as:

 012-412-660 Lot 1, D.L. 4569, Kootenay District, Plan 18084

     Together with all buildings, fixtures, commons, ways, profits, privileges, rights, easements and appurtenances to the said hereditaments belonging, or with the same or any part thereof, held or enjoyed, or appurtenant thereto and all the estate, right, title interest, property, claim and demand of the Vendor in, to, or upon the lands and premises (which together are hereinafter called "the lands") for the price of ONE MILLION FIVE HUNDRED THOUSAND) Dollars($1,500,000.00) of lawful money of Canada, payable in the manner and on the days and times hereinafter mentioned and set out in paragraph 14 hereof.

2. THE Purchaser covenants with the Vendor that:

     A. he will pay, or cause to be paid, to the Vendor the purchase price as provided in paragraph 1 hereof.

     B. forthwith, as the same become due, he will pay and satisfy all taxes, rates, levies, water rates, charges, rents, assessments, statute labour or other impositions whatsoever already rated, charges,

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     assessed or imposed or hereafter to be rated, charged, assessed or imposed no matter by whom or by what authority or howsoever on the lands, subject to the provisions of paragraph 18.

     C. he will insure and keep insured against loss or damage bv fire any buildings which may be on the lands for their full insurable value with loss payable to the Vendor as his interest may appear, and will pay all premiums and sums of money necessary for such purpose as the same become due, and on demand will assign, transfer and deliver over to the Vendor the Policy or policies of insurance and premium receipt or receipts and in default thereof the Vendor may effect or maintain any insurance herein provided for, and any amount paid by the Vendor therefore shall be forthwith payable to the Vendor by the Purchaser, with interest at the rate aforesaid, and shall be added to the purchase price and shall be a charge carrying interest at the rate aforesaid upon the lands in favour of the Vendor, prior to all claims thereon subsequent to these presents. Provided that the Vendor shall not be bound to insure the premises nor to see to the payments of any premiums on any policy, nor shall the Vendor be liable or responsible for any loss arising out of any defect in any policy or failure of any insurance company to pay for any loss thereunder. It is further understood, that, irrespective of the generality of the foregoing, the Vendor will maintain all current policies of insurance from August 12, 1998 to the date of registration of this Agreement for Sale in the Nelson Land Title Office at which time the responsibility for placement of insurance will fall to the Purchaser.

3. If default is made in the payment of the purchase price as set out herein in paragraph 14 then, at the option of the Vendor, this agreement will become null and void and of no effect whatsoever and the Vendor will, again at the option of the Vendor, be free to register a cancellation of this Agreement for Sale at the Nelson Land Title Office without notice to or consent from the Purchaser and the Purchaser hereby acknowledges that the Vendor is in receipt of a duly executed cancellation document which was delivered to the Vendor concurrently with the execution of this agreement. In the event that the Vendor does not

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     exercise the options as set out above in this paragraph 3 and a default is made in the payment of or any instalment of purchase money or of any taxes, rates or of any taxes, rates or assessments rated or charges against the said lands, or if the Purchaser is otherwise in default hereunder then, after notice thereof in writing has been given by the Vendor to the Purchaser, the whole of the balance of principal then remaining unpaid shall forthwith become due and payable.

4. The Vendor may on default of the Purchaser in making payment thereof on the due date, pay or satisfy any taxes, rates, levies, assessment, water rates or charges, liens or encumbrances against the said lands, money for insurance, cost of suit or otherwise howsoever, or costs, charges and expenses of or connected with the recovery, collection or enforcing payment of any money whether for principal, interest, rents, profits or otherwise hereby secured or payable hereunder, and solicitors' fees and solicitors' costs and commission on all moneys so received or collected whether as a result of suit or otherwise together with all costs as between solicitor and client which may be incurred by taking or defending proceedings of any nature whether by instituting or defending suit in any Court or otherwise concerning these presents or the said lands and the amount so paid shall be a charge on the said lands in favour of the Vendor and shall be payable forthwith with interest at the rate aforesaid from the day or respective days of payment until paid by the Purchaser and in the event of the Vendor satisfying or discharging any such payment, lien, charge, or encumbrance, the Vendor shall be entitled to all equities and securities held by any person or persons in respect of the said payment, liens, charges and encumbrances so paid and satisfied, and the Purchaser covenants to pay such amount and interest forthwith, and in the meantime the said amount shall at the option of the Vendor be added to the principal and bear interest from the date of payment until paid.

5. IN CONSIDERATION WHEREOF, and upon payment of the purchase price and interest and upon the performance and observance by the Purchaser of each and every covenant, proviso, condition and agreement herein contained on the part of the Purchaser to be performed

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     or observed, the Vendor COVENANTS AND AGREES with the Purchaser to convey and assure, or cause to be conveyed and assured, to the Purchaser, by a good and sufficient transfer in fee simple, ALL THAT the lands above described, together with the appurtenances thereto belonging or appearing, FREED AND DISCHARGED FROM ALL ENCUMBRANCES, subject to the provisions of paragraphs 16, 17 and 18.

     AND ALSO SAVE AND EXCEPT local improvement assessments or taxes, sewer and water rates from and after the date hereof, and subject to the limitations, exceptions, provisos, conditions and reservations in the original grant thereof from the Crown.

6. Such transfer shall be prepared at the expense of the Purchaser and shall contain the statutory covenants.

7. THE VENDOR shall and will suffer and permit the Purchaser to occupy and enjoy the lands until default be made in the payment of the said sums. of money above mentioned or interest thereon, or any part thereof, on the days and times and in the manner above mentioned, subject, nevertheless, to impeachment for voluntary or permissive waste, subject to the provisions of paragraph 18.

8. Subject to the provisons of Pargraph 4 hereunder, it is expressly agreed that time is to be considered of the essence of this Agreement, and unless the payments above mentioned are punctually made at the times and in the manner above mentioned, and as often as any default shall happen in making such payment, the Vendor may at his option, and in addition to his other remedies hereunder, give to the Purchaser thirty days' notice in writing, demanding payment thereof, and in case any such default shall continue these Presents shall at the expiration of such notice be null and void and of no effect, and the Vendor shall have the right to re-enter upon and take possession of the said lands and premises; and in such event any amount paid on account of the price thereof shall be retained by the Vendor as liquidated and ascertained damages for the non-fulfilment of this Agreement to purchase the lands and pay the price thereof and interest, and on such default as aforesaid the Vendor shall have the right to sell and convey the lands to any purchaser thereof.

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9.   THE VENDOR shall have the right at all times xxxx    consent of the
     Purchaser, to mortgage, assign or transfer all his right, title and interest in this Agreement for Sale and in the lands herein described to any person whosoever provided, however, that the Vendor shall forthwith give notice thereof by registered mail to the Purchaser specifying the name of such person and the full address at which subsequent payments hereunder shall be made by the Purchaser. The Purchaser agrees with the Vendor to accept a conveyance from any person to whom the Vendor shall have conveyed or transferred his interest in the lands and shall not call upon the Vendor for a conveyance or to join in the covenants thereof.

10. THE VENDOR shall not be required to furnish any abstract of title, or proof or evidence of title, or any deeds, papers or documents or copies of any deeds, papers or documents relating to the said lands other than those which are now in possession of the Vendor, save and except the Certificate of Title, which shall be deposited in the Land Title Office by the Vendor.

11.  THE PURCHASER shall examine the title at his own expense.

12. The taking of a judgement or judgements on any of the covenants herein contained shall not operate as a merger of the covenants herein contained or affect the Vendor's right to interest at the rate and at the times aforesaid.

13. Any demand or notice which may be required for the purpose of these presents, or any of them shall be well and sufficiently given if delivered to the Purchaser or mailed at any Post Of fice, under registered cover, addressed as follows:

     FOREST GLADE PROPERTIES INC.
     370 - 444 Victoria Street,
     Prince George, B.C., V2L 2J7

     or at such other address as the Purchaser shall by registered mail specify to the Vendor.

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14.  The payment of the purchase price in the amount of $1,500,00.00 as set out in paragraph 1 hereof will be paid on or before the 31st day of October, 1998 as follows:

     a) Firstly, by assumption of the existing Mortgage debt on the subject property in the approximate amount of $750,000.00 (Canadian funds) by way of a first Mortgage and Assignment of Rents registered in the Nelson Land Title Office under numbers XK24243 and XK24244, provided always however that the Purchaser is able to obtain official approval from the Mortgagee in order to assume such mortgage financing with a complete and irrevocable release of the Vendor's covenant to such Mortgagee and a complete and irrevocable release of any and all covenantors/guarantors who are obligated to such Mortgagee on the said mortgages. In the event that the Purchaser is unable to obtain such assumption approval and/or such complete and irrevocable releases, then the Purchaser will pay and satisfy this part of the said purchase price in cash payable to the Vendor and the Vendor will payout and discharge the said mortgage financing in full and the Vendor will be responsible for any and all costs related to such ayouts including any and all early prepayment penalties charged by such Mortgagee.

     b) Secondly, the balance of such purchase price (Canadian funds)will be paid and satisfied by the Purchaser to the Vendor by way of transfer of shares in FOREST GLADE INTERNATIONAL, a duly incorporated company in the state of Nevada, U.S.A. (Inc. #_________________________) with a registered address of 7631
          Bermuda Road, Las Vegas, Nevada, U.S.A., 61923, with a pre-determined and agreed value of $2.50 (U.S.A. funds) per share.


15. Both parties hereby acknowledge that the effective date of this Agreement is August 12, 1999 and the Vendor hereby further acknowledges that the legal name of the Purchaser as of August 12, 1999 is 558539 B.C. Ltd. and that documents are currently being filed at the companies office in Victoria, B.C. in order to legally

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     change such name to Forest Glade Properties Inc. (Inc. #558539) and it is contemplated that such name change will be completed and finalized prior to registration of this agreement at the Nelson Land Title Office.

16. Both parties agree to determine the allocation of the purchase price set out herein as between land improvements, goodwill and, chattels on or before the date of payout of this Agreement for Sale or on or before October 31, 1999 (whichever date first occurs).

17. The Vendor will transfer to the Purchaser concurrently with the payout of this Agreement for Sale or on October 31, 1999 (whichever date first occurs) all of the chattels, equipment, licenses, permits required for the normal operation of the Vendor's manufactured home park, restaurant, motel and RV Park business and without limiting the generality of the foregoing the Vendor agrees to transfer to the Purchaser that certain manufactured home registered under MHR #6420.

18. Both parties hereto agree that all normal closing adjustments as between the Vendor and Purchaser (property taxes, municipal utilities, rents, security deposits, prepaid expenses, etc.) will be made on the date of payout of this Agreement for sale or on October 31, 1999 (whichever date first occurs) and the Vendor will be solely entitled to the receipt of all revenue forth coming from the Vendor's business until such date of adjustments.

19. The Purchaser agrees to obtain a GST registration number and self assess itself for any and all GST applicable to the closing of this transaction prior to registration or full payout of this Agreement for sale, whichever date first occurs.

20.  In this Indenture

     (a)  the singular includes the plural and vice-versa;
     (b)  the masculine includes the feminine and vice-versa;
     (c) any reference to a party includes that party's heirs, executors, administrators and assigns and in the case of a Corporation its successors and assigns;

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     (d)  any covenant, proviso, condition or agreement made by two or more persons shall be construed as several as well as joint.

OFFICER SIGNATURE(S)  EXECUTION DATE PART(IES) SIGNATURE(S)
                         Y  M  D

/s/SCOTT L. NICHOLL
-------------------
SCOTT L. NICHOLL              98 10 01  514592 B.C. LTD.
BARRISTOR AND SOLICTOR                  by its authorized
Courtyard Lane                          signatory
1057 Third Avenue
Prince George, BC V2L3E3                /s/ GIL RAHIER
                                            --------------






                                        FOREST GLADE PROPERTIES, INC.
                                        By its authorized signatory.


/s/JAMES A. MOONEY   98  10 02
------------------
JAMES A. MOONEY
Barrister & Solicitor                   /s/ WAYNE E. LOFTUS
1033 - 3rd Avenue                           ---------------
Prince George, B.C. V2L 3E3
Ph: (250) 562 3324

END OF DOCUMENT









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                          Addendum to Purchase

514592 BC Ltd., is the registered owner of Mountainview Mobile Home Park, Sparwood, BC and as such herein extends the closing date of the sale to Forest Glade Properties Inc. to November 30, 1998. All terms and conditions as drafted remain in effect.


/s/ GIL RAHIER
    -----------------
     514592 BC Ltd.
     Authorized Signatory
     G. Rahier









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